                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[X] Preliminary Proxy Statement                                [_] Confidential, For Use of the
                                                                   Commission Only (as permitted
                                                                   by Rule 14a-6(e)(2))
[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule
    14a-12

                            Integral Systems, Inc.
                            ----------------------
                (Name of Registrant as Specified in Its Charter)

________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X]  No fee required.
     [_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)and
          0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:


     [_] Fee paid previously with preliminary materials:


     [_] Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement no.:

     (3) Filing Party:

     (4) Date Filed:

                             INTEGRAL SYSTEMS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 27, 1999

TO THE STOCKHOLDERS OF INTEGRAL SYSTEMS, INC.:

      NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the "Annual Meeting") of Integral Systems, Inc. (the "Company") will be held at Patuxent Greens Country Club, located at 14415 Greensview Drive, Laurel, Maryland at 6:00 p.m. on Tuesday, April 27, 1999, for the following purposes:

     1. To elect six directors to serve for a term of one year or until their successors are duly elected and qualified;

     2. To approve an amendment to the Articles of Restatement of the Articles of Incorporation of the Company (the "Articles of Incorporation") to increase the number of shares of common stock of the Company, par value $0.01 per share (the "Common Stock"), authorized in the Articles of Incorporation to 40,000,000; and

     3. To consider and transact such other business as may properly and lawfully come before the Annual Meeting or any adjournment thereof.

     All of the foregoing is more fully set forth in the Proxy Statement accompanying this Notice.

     All stockholders are cordially invited to attend the Annual Meeting in person. IF YOU CANNOT ATTEND THE ANNUAL MEETING, PLEASE TAKE THE TIME TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE WE HAVE PROVIDED. If you attend the Annual Meeting and decide that you want to vote in person, you may revoke your proxy.


                                              By Order of the Board of Directors


                                              /s/ Thomas L. Gough
                                              --------------------
March __, 1999                                Thomas L. Gough
Lanham, Maryland                              President

                             INTEGRAL SYSTEMS, INC.

                             5000 Philadelphia Way
                                    Suite A
                          Lanham, Maryland  20706-4417


                         Annual Meeting of Stockholders
                                 April 27, 1999

              ----------------------------------------------------
                                PROXY STATEMENT
              ----------------------------------------------------

                 Information Concerning Solicitation and Voting

General

     The enclosed proxy is solicited on behalf of Integral Systems, Inc. (the "Company") for the annual meeting of stockholders of the Company (the "Annual Meeting") to be held at 6:00 p.m. on Tuesday, April 27, 1999, at Patuxent Greens Country Club, located at 14415 Greensview Drive, Laurel, Maryland or any adjournment or adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

     These Proxy solicitation materials were mailed on or about March 30, 1999 to all stockholders entitled to vote at the meeting.

Record Date; Outstanding Shares

     Only stockholders of record at the close of business on March 19, 1999 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting. The outstanding voting securities of the Company as of the Record Date consisted of _________ shares of common stock of the Company, par value $.01 per share (the "Common Stock"). For information regarding holders of more than 5% of the outstanding Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."

Revocability of Proxies

     The enclosed Proxy is revocable at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date. If a stockholder who has executed and returned a proxy is present at the Annual Meeting and wishes to vote in person, he or she may elect to do so and thereby suspend the power of the proxy holders to vote his or her proxy.

Voting and Solicitation

     Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal or item that comes before the meeting. All shares represented at the Annual Meeting by a proxy will be voted in accordance with the choices specified on the proxy. If no direction is given, proxies will be voted in accordance with the recommendations of the Board of Directors set forth in this Proxy Statement. In the election of directors (Proposal 1), a plurality of the votes cast at the Annual Meeting at which a quorum is present is sufficient to elect a director. Thus, each stockholder will be entitled to vote for six nominees and the six nominees with the greatest number of votes will be elected. The proposed amendment to the Articles of Restatement of the Articles of Incorporation of the Company (the "Articles of Incorporation") (Proposal 2) must be approved by the affirmative vote of two-thirds of all votes entitled to be cast on the matter.

     The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, telecopy or electronic mail.

Quorum; Abstentions; and Broker Non-Votes

     The presence, in person or by proxy, of the holders of a majority of the shares entitled to be voted generally at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. An abstaining vote and a broker "non-vote" (a broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item) are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum of shares exists. For purposes of electing directors (Proposal 1), abstentions and broker non-votes will not be treated as a vote cast and will not affect the outcome of such votes. For purposes of approving the amendment to the Articles of Incorporation (Proposal 2), abstentions and broker non-votes will have the same effect as a negative vote.

Deadline for Receipt of Stockholder Proposals

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 2000 annual meeting of stockholders must be received by the Company no later than December 1, 1999 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Any such proposal should be addressed to the Company's Secretary, Robert P. Sadler, and delivered to the Company's principal executive offices at 5000 Philadelphia Way, Suite A, Lanham, Maryland 20706-4417.

Annual Report

     The Company's Annual Report to Stockholders on Form 10-KSB for the fiscal year ended September 30, 1998, is being mailed to stockholders with these Proxy solicitation materials. A copy of the Company's Annual Report, including the financial statements and the financial statement schedules included therein, is also available upon written request to the Company at 5000 Philadelphia Way, Suite A, Lanham, Maryland 20706-4417, Attn: Robert P. Sadler, Corporate Secretary.

                             ELECTION OF DIRECTORS
                                  (Proposal 1)
General

     A Board of Directors consisting of six directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote all of the proxies received by them for the Company's six nominees. The six directors nominated for election at the Annual Meeting are: Steven R. Chamberlain, Thomas
L. Gough, Dominic A. Laiti, R. Doss McComas, Robert P. Sadler and Bonnie K. Wachtel (collectively, the "Nominees"). In the event that any of the Nominees shall become unavailable, the proxy holders will vote in their discretion for a substitute nominee. It is not expected that any Nominee will be unavailable.

     The Bylaws of the Company provide that the number of members of the Board of Directors shall consist of between three and seven directors. Each director is elected for a one-year term at each annual meeting of the stockholders. Directors serve until the next annual meeting of stockholders or until successors have been duly elected and qualified. Officers are elected by the Board of Directors. Each officer holds office until his or her successor is elected or appointed and qualified or until his or her earlier resignation or removal.

     The terms of each of the elected directors will expire at the next annual meeting of stockholders or when their successors are elected and qualified.

     The Board of Directors Unanimously Recommends That Stockholders Vote "For" Each Of The Nominees.

     Set forth below is certain information regarding the directors (including the Nominees) and executive officers.

Directors and Executive Officers:            Age        Position

Steven R. Chamberlain...............         43         Chairman of the Board, Chief Executive Officer and Director
Thomas L. Gough.....................         50         President, Chief Operating Officer and Director
Robert P. Sadler....................         48         Vice President, Quality Control, Secretary, Treasurer and
                                                        Director
Steven K. Kowal.....................         45         Vice President, Commercial Products
Steven A. Carchedi..................         46         Vice President, Commercial Programs
Donald F. Mack, Jr..................         45         Vice President, Integration & Test Programs
William I. Tittley..................         55         Vice President, Asia Pacific Operations
Elaine M. Parfitt...................         35         Vice President and Chief Financial Officer
Patrick R. Woods....................         43         Vice President, Government Programs
Bonnie K. Wachtel...................         43         Outside Director
Dominic A. Laiti....................         67         Outside Director
R. Doss McComas.....................         44         Outside Director


    Steven R. Chamberlain, 43, a Company founder, has been Chairman of the Board since June 1992, Chief Executive Officer since June 1992, and a Director since 1982. He served as Vice President from 1982 until May 1988, and he was President from May 1988 until June 1992. From 1978 to 1982, Mr. Chamberlain was employed by OAO Corporation ("OAO"), where he progressed from Systems Analyst to Manager of the Offutt Air Force Base field support office. Mr. Chamberlain holds a B.S. degree in Physics from Memphis State University and has done graduate work in Physics and Mathematics at Memphis State and the University of Maryland.

    Thomas L. Gough, 50, became a member of the Company's staff in January 1984. In March 1996, he was elected to the Board of Directors of the Company. He has served as President and Chief Operating Officer of the Company since June 1992. For three years before being named President, he served as Vice President and Chief Financial Officer. Prior to joining the Company, he was employed by Business and Technological Systems, Inc., serving initially as a Project Leader and later as the Software Systems Division Manager. From 1972 to 1977, he was employed by Computer Sciences Corporation, where he progressed from Programmer Analyst to Section Manager. Mr. Gough earned a B.S. degree from the University of Maryland, where he majored in Information Systems Management in the School of Business and Public Administration.

    Robert P. Sadler, 48, a Company founder, has been a Director, Secretary and Treasurer since 1982. In May 1988, he was appointed Vice President of Administration, and in June 1992, he was appointed Vice President, Quality Control. From 1976 to 1982, Mr. Sadler was employed by OAO, where he progressed from Computer Analyst to Project Manager. Mr. Sadler obtained a B.S. in Mathematics and a B.S. in Computer Sciences from Pennsylvania State University and a M.S. in Management of Information Systems Technology from George Washington University.

    Steven K. Kowal, 45, a Company founder, has been with the Company since 1982. In May 1988, Mr. Kowal was appointed Vice President of Engineering Manufacturing, and in May 1998, he was appointed Vice President, Commercial Products. Mr. Kowal is the Chairman of the Board of Integral Marketing, Inc., a wholly-owned subsidiary of the Company. From 1979 to 1982, he was employed by OAO, where he was a Manager of Hardware Development on several of OAO's major systems. Mr. Kowal holds a B.S. degree in Electrical Engineering from the University of Delaware.

    Steven A. Carchedi, 46, joined the Company in 1991 and has been Vice President of Commercial Programs since 1994. Before joining the Company as a full-time employee in 1991, Mr. Carchedi worked with the Company for two years as an independent business development consultant. Previously, he worked for Computational Engineering, Inc., where he held positions as a Mathematician, Program Manager, Corporate Director and Vice President of Business Development. Mr. Carchedi holds a B.S. degree in Mathematics from Wake Forest University and a M.A. degree in Mathematics from the University of Maryland.

    Donald F. Mack, Jr., 45, joined the Company in 1986 and has been Vice President, Integration and Test Programs since May 1998. In July 1989, he was appointed Vice President of Engineering. He is currently developing new business areas for the Company. From 1979 to 1986, Mr. Mack was employed by General Electric Corporation's Space Systems Division, where he progressed from Design Engineer to Senior Project Supervisor for systems development. Mr. Mack holds a B.S. degree in Electrical Engineering from Northeastern University and a M.S. degree in Electrical Engineering from Johns Hopkins University.

    William I. Tittley, 55, joined the Company in 1992, performing as Project Manager on the first EPOCH 2000 sale to the Chinese Government. In March 1995, Mr. Tittley was appointed Vice President, Asia Pacific Operations, to oversee the Company's operations and business development in that region. Formerly, Mr. Tittley was with OAO (from 1977 through 1992), where he performed duties as Director of Space Systems Programs in charge of the technical and financial direction of aerospace programs. Mr. Tittley holds a B.S. equivalent in Aerospace Vehicle Design from the Academy of Aeronautics (State University of New York), and has pursued graduate studies in Astronomy at the University of Maryland and in Engineering at the California Coast University.

    Elaine M. Parfitt, 35, joined the Company in 1983. She served as Staff Accountant/Personnel Administrator until January 1995, when she was promoted to Controller/Director of Accounting. In March 1997, Ms. Parfitt was appointed Vice President and Chief Financial Officer. She holds a B.S. degree in Accounting from the University of Maryland.

    Patrick R. Woods, 43, joined the Company in 1995 and has been Vice President, Government Programs, since May 1998 and has been Vice President, NOAA Programs, since 1996. From 1994 to 1995, he worked for Space Systems/Loral (SS/L), and from 1985 to 1994, he worked for the Lockheed Martin Corporation (formerly Loral Aerospace). Mr. Woods served as the Director of Mission Operations for both SS/L and the AeroSys Division of Loral Aerospace. While at Loral Aerospace, Mr. Woods received the NASA Public Service Group Achievement Award from NASA Administrator Admiral Richard Truly for his management of the Hubble Space Telescope control center development and launch support. Mr. Woods holds a B.S. in Public Administration and a M.P.A. in Public Management from Indiana University.

    Bonnie K. Wachtel, 43, has served as an outside director since May 1988. Since 1984, she has been Vice President, General Counsel and a Director of Wachtel & Co., Inc., an investment-banking firm in Washington, D.C. Ms. Wachtel serves as a Director of several corporations, including VSE Corporation and Information Analysis, Inc. She holds a B.A. and M.B.A. from the University of Chicago and a J.D. from the University of Virginia, and she is a Certified Financial Analyst.

    Dominic A. Laiti, 67, has served as an outside director of the Company since July 1995. Mr. Laiti is presently employed as an independent consultant and was President and Director of Globalink, Inc. from January 1990 to December 1994. He has over 26 years of experience in starting, building, and managing high-technology private and public companies with annual revenues from $2 million to over $120 million. Mr. Laiti was President of Hadron, Inc. from 1979 to 1989, Vice President of Xonics, Inc. from 1972 to 1979, and Vice President of KMS Industries from 1968 to 1972. He is a former Director of United Press International, Saturn Chemicals Company, Hadron, Inc., Telecommunications Industries, Inc., MAXXAM Technology, Inc. and Jupiter Technology, Inc.

    R. Doss McComas, 44, joined the Board as an outside director in July 1995. He is President of Integrated Wireless Systems, Inc., a manufacturer and integrator of cellular and wireless local loop systems. Previously, he held positions with COMSAT RSI, including Chairman of its divisions, Equity Investments and Plexsys International, Vice President of Acquisitions, Strategic Planning and International Marketing, as well as General Counsel. He holds a B.A. degree from Virginia Polytechnic Institute, an M.B.A. from Mt. Saint Mary's, and a J.D. from Gonzaga University.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and Nasdaq. Based solely on a review of the copies of such reports submitted to the Company during and with respect to the Company's most recent fiscal year and written representations from the reporting persons that no other reports were required, the Company believes that during the most recent fiscal year and prior fiscal years (except as previously disclosed in prior proxy statements) its executive officers, directors and greater than ten percent stockholders filed on a timely basis all reports due under
Section 16(a) of the Exchange Act.

Board of Directors and Committees

    The Board of Directors met four (4) times in the fiscal year ended September 30, 1998. Each of the directors attended at least 75% of all meetings of the Board of Directors. The Company has an Audit Committee, a Stock Option Committee and a Compensation Committee. The Audit Committee and the Stock Option Committee held their meetings concurrently with the meetings of the Board of Directors. The Board of Directors formed the Compensation Committee on May 8, 1998, which committee thereafter met concurrently with the meetings of the Board of Directors. The Company does not have a nominating committee.

    The Audit Committee, Compensation Committee and Stock Option Committee are comprised of Dominic A. Laiti, R. Doss McComas and Bonnie Wachtel, each a non-employee director. Prior to May 8, 1998, the Stock Option Committee was comprised of Bonnie K. Wachtel and Thomas L. Gough.

    The Stock Option Committee administers the Company's 1988 Stock Option Plan, as amended and restated effective May 8, 1998 (the "Stock Option Plan"). The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plan and results of the audit engagement, reviews the independence of the Company's public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Compensation Committee determines the salary and bonus for the Chief Executive Officer, and makes recommendations regarding compensation levels for other officers of the Company.

Director Compensation

    Directors who are employees of the Company do not receive any compensation for their service as directors. The Company pays each director who is not an employee of the Company $5,000 per year for their services. Directors are granted stock options pursuant to the Stock Option Plan. Bonnie K. Wachtel was granted options to purchase 30,000 shares of Common Stock under the Stock Option Plan in fiscal 1998 at an exercise price of $4.88 per share, to vest ratably over a five (5) year period.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of January 31, 1999, by (i) each person known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each Nominee, director and executive officer of the Company and (iii) all executive officers and directors as a group. Except as indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned. Except as indicated, the address of each of the persons named in the table is that of the Company's principal executive offices.

Name and Address of Beneficial Owner                Amount and Nature of      Percent of
------------------------------------                 Beneficial Owner         of Class
                                                    --------------------     -----------

Executive Officers, Directors, and Nominees
Steven R. Chamberlain                                   433,718 (1)              7.2%
Thomas L. Gough                                         175,600 (2)              3.0%
Robert P. Sadler                                        258,818 (3)              4.4%
Elaine M. Parfitt                                        14,400 (4)               *
Donald F. Mack, Jr                                       46,100 (5)               *
Steven K. Kowal                                         224,076 (6)              3.8%
Steven A. Carchedi                                      125,628 (7)              2.1%
William I. Tittley                                        8,800 (8)               *
Patrick Woods                                                --                   *

Bonnie K. Wachtel                                        38,400 (9)               *
  1101 Fourteenth Street, N.W.
  Suite 800
  Washington, D.C. 20036

Dominic A. Laiti                                         24,000(10)               *
  12525 Knoll Brook Drive
  Clifton, Va. 22024

R. Doss McComas                                          24,000(11)               *
  409 Biggs Drive
  Front Royal, Va. 22630

All Directors and Executive Officers as a group
  (12 persons).                                       1,373,540                 22.3%


 * Less than one percent of the Common Stock outstanding.

(1) Includes outstanding options to purchase 83,478 shares of Common Stock which are exercisable within 60 days.
(2) Includes outstanding options to purchase 16,000 shares of Common Stock which are exercisable within 60 days.
(3) Includes outstanding options to purchase 1,878 shares of Common Stock which are exercisable within 60 days. Includes 228,760 shares Mr. Sadler holds with his wife and 3,900 shares held as trustee for his children.

(4) Includes outstanding options to purchase 1,500 shares of Common Stock which are exercisable within 60 days.
(5) Includes outstanding options to purchase 6,000 shares of Common Stock which are exercisable within 60 days.
(6) Includes outstanding options to purchase 15,000 shares of Common Stock which are exercisable within 60 days.
(7) Includes outstanding options to purchase 59,628 shares of Common Stock which are exercisable within 60 days.
(8) Includes outstanding options to purchase 7,000 shares of Common Stock which are exercisable within 60 days.
(9) Includes outstanding options to purchase 12,000 shares of Common Stock which are exercisable within 60 days.
(10) Includes outstanding options to purchase 24,000 shares of Common Stock which are exercisable within 60 days.
(11) Includes outstanding options to purchase 24,000 shares of Common Stock which are exercisable within 60 days.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table presents certain information concerning compensation earned for services rendered in all capacities to the Company for the fiscal years ended September 30, 1996, 1997 and 1998 by the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company whose salaries and bonuses exceeded $100,000 (the "Named Officers").

                                           Summary Compensation Table

                                                 Annual Compensation               Long-Term Compensation
                                             ===========================  =========================================

                                                                               Awards               Payouts
                                                                          ----------------  -----------------------
                                                                             Number of
                                                                               Shares
                                                                             Underlying            All Other
  Name and Principal Position       Year        Salary         Bonus          Options          Compensation/(1)/
--------------------------------  ---------  -------------  ------------  ----------------  -----------------------

Chief Executive Officer
Steven R. Chamberlain               1998       $140,120       $30,000              0              $13,847
                                    1997       $117,088       $13,000              0              $11,639
                                    1996       $114,179       $14,000         90,000              $11,486

Chief Operating Officer and
 President
Thomas L. Gough                     1998       $125,251       $20,000              0              $12,357
                                    1997       $106,242       $11,000              0              $10,508
                                    1996       $101,581       $ 8,000         60,000              $10,061

Vice President, Commercial
 Programs
Steven A. Carchedi                  1998       $122,432       $20,000              0              $11,092
                                    1997       $103,701       $11,000              0              $10,136
                                    1996       $ 97,771       $12,000         60,000              $ 9,572

Vice President, Commercial
 Products
Steven K. Kowal                     1998       $119,672       $12,000              0              $11,711
                                    1997       $102,257       $10,000              0              $10,001
                                    1996       $ 97,771       $ 9,000         24,000              $ 9,572

Vice President, Government
 Programs
Patrick R. Woods (2)                1998       $117,284       $15,000              0              $12,382
                                    1997       $104,857       $ 8,000              0              $ 9,674
                                    1996       $ 68,950       $ 5,000              0              $ 4,824

_________________
(1) All Other Compensation represents employer pension contributions. It does not include the value of insurance premiums paid by or on behalf of the Company with respect to term life insurance for the benefit of each identified individual in the approximate amounts of $479, $472 and $463 in fiscal 1998, 1997 and 1996, respectively.
(2) Partial Year at the Company in 1996.

Option Grants in Last Fiscal Year

     There were no stock options or stock appreciation rights granted to any Named Officer during the fiscal year ended September 30, 1998.

Fiscal Year 1998 Stock Option Exercises and Year-End Option Values

     Patrick R. Woods exercised an option to purchase 1,200 shares of the Company's Common Stock during the fiscal year ended September 30, 1998. No other Named Officer exercised options during the fiscal year ended September 30, 1998.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values


---------------------------------------------------------------------------------------------------------------------------
                                                       Number of Securities Underlying           Value of Unexercised
                           Shares                      Unexercised Options at Sept. 30,     "In-the-Money" Options at Sept.
                         Acquired on      Value                    1998                             30, 1998 (1)
                          Exercise      Realized       --------------------------------------------------------------------
     Name                    (#)           (#)            Exercisable        Unexercisable    Exercisable      Unexercisable
---------------------------------------------------------------------------------------------------------------------------
Steven R.                         0             0            83,478             51,522        $1,012,236           $606,774
    Chamberlain
---------------------------------------------------------------------------------------------------------------------------
Thomas L. Gough                   0             0            22,000             36,000        $  254,870           $417,060
---------------------------------------------------------------------------------------------------------------------------
Steven A. Carchedi                0             0           104,628             27,372        $1,361,691           $324,189
---------------------------------------------------------------------------------------------------------------------------
Steven K. Kowal                   0             0            15,000              9,000        $  178,800           $107,280
---------------------------------------------------------------------------------------------------------------------------
Patrick R. Woods           1,200 (2)      $11,075                 0                  0        $        0           $      0
---------------------------------------------------------------------------------------------------------------------------

   (1) Value for "In the Money" options represents the difference between the exercise prices of outstanding options and the fair market value of the Company's Common Stock of $15.50 per share at September 30, 1998.
   (2) Reflects the 2-for-1 stock split effective as of June 25, 1998.


Employment Agreements

  There are no employment agreements in effect with respect to any directors or executive officers of the Company.

Compensation Pursuant to Plans

  The Compensation Committee determines the annual bonuses and salary awarded to Steven R. Chamberlain. The Compensation Committee also makes recommendations regarding compensation levels for other officers of the Company to Steven R. Chamberlain, who determines the annual bonuses and salaries awarded to such officers on a discretionary basis. Currently, no formal plan exists for determining bonus amounts. Prior to the formation of the Compensation Committee, the functions currently performed by such committee were performed by the Board of Directors as a whole.

  Effective October 1, 1987, the Company established a 401(k) pension and profit sharing plan under Section 401 of the Internal Revenue Code. Under such pension and profit sharing plan, the Company contributes annually an amount equal to 5% of an eligible employee's salary and may make additional contributions of up to 7.5% of an eligible employee's salary. The employee may contribute up to an additional 10% as salary deferral. In each of fiscal years 1998 and 1997, the Company contributed a total of 11% of eligible employees' salaries to both plans.

Stock Option Plan

  Effective May 25, 1988, the Company established the Stock Option Plan, as amended and restated in 1994 and 1998, to create additional incentives for the Company's employees, consultants and directors to promote the financial success of the Company. The Stock Option Committee has the authority to select full-time employees, directors or consultants to receive awards of options for the purchase of stock of the Company under this plan. The maximum number of shares of Common Stock which may be issued pursuant to the Stock Option Plan was increased from 1,200,000 to 1,800,000 during fiscal year 1998. Options to purchase a total of 98,308 shares of Common Stock were granted and options to purchase 115,080 shares of Common Stock were exercised during fiscal year 1998. The total number of shares of Common Stock subject to options issued and outstanding as of December 31, 1998 were 949,122. Pursuant to the Stock Option Plan, options may be incentive stock options within the meaning of Section 422 of the Internal Revenue Code or nonstatutory stock options, although incentive stock options may be granted only to employees.

Termination of Employment and Change of Control Termination

  The Company has no compensatory plan or arrangement with respect to any individual named in the Summary Compensation Table which results or will result from the resignation, retirement or any other termination of such individual's employment with the Company or its subsidiaries or from a change in control of the Company or a change in the individual's responsibilities following a change in control.


                     AMENDMENT OF ARTICLES OF INCORPORATION
                                  (Proposal 2)

  The Board of Directors is requesting stockholder approval of an amendment to Article Four of the Company's Articles of Incorporation to increase the number of shares of Common Stock authorized for issuance by the Company from 10,000,000 to 40,000,000 shares (the "Charter Amendment"). As of the Record Date, ___________ shares of the Company's Common Stock were issued and outstanding. The Board of Directors has determined that it is advisable and in the best interests of the Company to have additional shares of Common Stock available for issuance. The Board of Directors believes that the proposed increase in the number of shares of Common Stock authorized for issuance is desirable because such an increase will enhance the Company's flexibility in connection with possible future actions by the Company, such as stock splits, stock dividends, financings, acquisitions or actions for other corporate purposes. The Board of Directors has approved the adoption of the Charter Amendment, subject to stockholder approval at the Annual Meeting.

  If the Charter Amendment is adopted, the additional shares of Common Stock authorized for issuance as a result of such amendment may be issued by direction of the Board of Directors at such times, in such amounts, for such consideration, and upon such terms as the Board of Directors may determine, without further approval of the stockholders, unless in any specific instances such approval is expressly required by regulatory agencies or otherwise. Approval of the Charter Amendment by the stockholders could have an anti-takeover effect, because additional shares of Common Stock could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. While it may be deemed to have potential anti-takeover effects, the proposed Charter Amendment is not prompted by any specific effort or takeover threat currently perceived by management, and management does not presently intend to propose other anti-takeover measures. Additional shares could be issued by the Company to persons who might side with the Board of Directors in opposing a takeover bid that the Board determines is not in the best interests of the Company and its stockholders. Such an issuance could diminish the voting power of existing stockholders who favor a change in control, and the ability to issue the shares could discourage an attempt by another person or entity to acquire control of the Company since the issuance of new shares of Common Stock could be used to dilute the stock ownership of such person or entity. The Board of Directors believes that the Charter Amendment would enable the Board of Directors to use its discretion to protect stockholder value.

  In addition, the issuance of additional shares of Common Stock would dilute the existing stockholders' equity interest in the Company. Stockholders of the Company have no preemptive rights to purchase additional shares. The Board of Directors would carefully consider the potential benefits and detriments should it contemplate any dilutive issuance of stock.

  The affirmative vote of two-thirds of the shares of Common Stock entitled to vote on this proposal at the Annual Meeting is required for approval of the Charter Amendment.

  The Board of Directors Unanimously Recommends Voting "FOR" An Amendment To The Articles Of Incorporation To Increase The Number Of Shares Of Common Stock Authorized To 40,000,000.


                                 OTHER MATTERS

  There is no reason to believe that any other business will be presented at the Annual Meeting; however, if any other business should properly and lawfully come before the Annual Meeting, the proxies will vote in accordance with their best judgment in such matters pursuant to discretionary authority granted in the proxy.

                               BY ORDER OF THE BOARD OF DIRECTORS


                                /s/ Thomas L. Gough
                               --------------------
March __, 1999                 Thomas L. Gough
Lanham, Maryland               President and Chief Operating Officer

                                   PROXY CARD

                             INTEGRAL SYSTEMS, INC.

                             5000 Philadelphia Way
                                    Suite A
                          Lanham, Maryland 20706-4417

     The undersigned hereby appoints Elaine Parfitt and Albert Alderete, or either of them, as proxies with full powers of substitution, to vote all shares of the Common Stock of Integral Systems, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on April 27, 1999 (the "Annual Meeting") and at any adjournment thereof, upon the items described in the Proxy Statement. The undersigned acknowledges receipt of notice of the meeting and the Proxy Statement.

A.   PROPOSAL BY THE COMPANY FOR THE ELECTION OF DIRECTORS (PROPOSAL NO. 1)

 [_] FOR  all nominees listed below              [_] WITHHOLD AUTHORITY for
     (except as marked to the contrary below)        all nominees listed below


     Nominees: Steven R. Chamberlain, Thomas L. Gough, Dominic A. Laiti, R. Doss McComas, Robert P. Sadler and Bonnie K. Wachtel.

     INSTRUCTION: To withhold authority to vote for any individual nominee(s), PRINT THAT NOMINEE(S)'S NAME:


B. PROPOSAL BY THE COMPANY TO AMEND THE ARTICLES OF RESTATEMENT OF THE ARTICLES OF INCORPORATION OF THE COMPANY TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED TO 40,000,000 SHARES (PROPOSAL NO. 2)


                   FOR               AGAINST                ABSTAIN
                   [_]                 [_]                    [_]


C. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

                   FOR               AGAINST                ABSTAIN
                   [_]                 [_]                    [_]


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY ALSO RETURN A COPY OF THIS PROXY CARD TO THE COMPANY BY FACSIMILE, BUT YOU MUST ALSO RETURN THE EXECUTED PROXY CARD IN THE ENCLOSED ENVELOPE. THE COMPANY'S FACSIMILE NUMBER IS 301-731-9606.

This Proxy, when properly executed, will be voted as directed herein. If no instructions are given, the shares represented by this proxy will be voted "FOR" all of the nominees and proposals set forth in proposals No. 1 and No. 2 and in the discretion of the proxy holders as to other Business.

      Please date and sign this proxy exactly as your name appears hereon.


______________________________      ______________________________
Number of Shares                    Print Name


______________________________      ______________________________
Date                                Signature of Owner


                                    Additional Signature of Joint Owner (if any)

                                    If stock is jointly held, each joint owner should sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title.

March 5, 1999


To our Stockholders:

By any measure, 1998 was the best year in the 16 year history of Integral Systems. I'd like to take a few moments to review our accomplishments last year, and to discuss where the company is headed in 1999.

1998 Highlights
---------------

Fiscal 1998 was a year of dramatic growth. Revenues were up 40%, from $20.1 million in fiscal 1997 to $28 million in 1998. Net income rose even faster, up 200% from $630,000, or $0.11 per share, in 1997 to $1.9 million, or $0.33 per share, in 1998. The bottom line is growing faster than the top line because we are improving our margins on every component of revenue, including license sales, services, and equipment pass-throughs.

The balance sheet is equally healthy: Our long-term debt is less than $1 million and shareholders' equity increased 38%, from $6.6 million in 1997 to $9.1 million in 1998. Likewise, our sales and marketing effort really paid off last year, as contract backlog jumped 65%, from $26 million at the end of 1997 to nearly $43 million at the end of 1998. This is the largest backlog in corporate history.

Shareholder value continues to be at the top of our agenda. Our stock price was up 185% for the 1998 calendar year, which compares quite favorably with the Russell 2000 (-3%), the NASDAQ composite index (40%), and the Dow Jones Industrial Average (16%). Our financial growth and our stock performance have generated interest in the company from institutional investors and from the media, including an article in a mid-November Investor's Business Daily that showcased our COTS (commercial-off-the-shelf) solutions and financial performance. The following month, the cover story of the Washington Post's Monday business section focused on technology stocks in the greater Washington area, with Integral Systems and America Online cited as the only two area technology companies to be ranked in the top 10 for the strongest returns over five-, three-, two-, and one-year periods. In the same month, The Red Chip Review and Fechtor, Detwiler & Co. both instituted coverage of our stock with "buy" recommendations, so the investment community has greater visibility into our stock than ever before.


1999 Outlook
------------

Our goals for 1999 are simple:

 . Keep expanding our market share in the satellite command and control segment . Leverage our core technology into other related markets
 . Continue the trend of strong revenue growth with even stronger earnings growth

The EPOCH software product line continues to be the cornerstone of our long-range plans. In fact, it is no exaggeration to say that all of our sales these days are tied to EPOCH either directly or indirectly. Therefore, we will be developing a new version of the product line for Windows NT this year. This will help maintain our technical advantage over the competition, and let us continue to ship software if Windows replaces UNIX as the operating system of choice for command and control applications.

The EPOCH technology can be applied to several space market sectors in addition to command and control. On October 1, 1998, we formed a new P&L (profit & loss) center at Integral Systems--the I&T (Integration and Test) Division. This division will focus on selling EPOCH software and EPOCH-based systems to satellite and payload manufacturers for use during the pre-launch assembly and
test phase.   The I&T division hit the ground running and has already received contracts amounting to several million dollars. We have every reason to expect that this will be a significant and lucrative new market for our products. The bottom line is that we are planning for growth across the board in all three business units: Commercial, Government, and I&T.

I'd like to close with a request that you give special consideration to one of the items in the enclosed proxy--namely, increasing the number of authorized shares from 10 million to 40 million. Please note that this has no effect on the numbers of shares actually issued, merely the number authorized. This change has the unanimous endorsement of the Board of Directors and is essential to our long-range plans. First and foremost, it gives us an opportunity to acquire other companies on a stock-for-stock basis (i.e., no cash) should such acquisition opportunities arise. There are potential acquisitions out there which could make it easier for us to sell our software in new markets. Second, it gives us room to split the stock again should we ever need to. And if we stay on our growth projections, we may need to sooner rather than later--which would be a nice problem to have.


Best wishes for 1999,

       /s/
Steven R. Chamberlain
Chairman and Chief Executive Officer

                    INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                For the Years Ended September 30, 1998 and 1997

                                        Twelve Months Ended                                Three Months Ended
                                             September                                          September
                                   1998                  1997                      1998                   1997
                             -----------------      ---------------           ----------------      ------------------
                                                                                 (unaudited)            (unaudited)
Revenue                            $28,035,506          $20,058,984                 $7,717,533              $5,883,407

Total Cost of Revenue               20,676,602           16,019,803                  5,680,525               4,716,324
                             -----------------      ---------------           ----------------      ------------------

Gross Margin                         7,358,904            4,039,181                  2,037,008               1,167,083
                             -----------------      ---------------           ----------------      ------------------

Operating Expenses
  General and Administrative         3,047,042            2,303,294                  1,024,498                 646,010
  Product Amortization                 660,000              660,000                    165,000                 165,000
  Offering Expenses                    378,110                    0                    339,759                       0
                             -----------------      ---------------           ----------------      ------------------
Total Operating Expenses             4,085,152            2,963,294                  1,529,257                 811,010
                             -----------------      ---------------           ----------------      ------------------

Income from Operations               3,273,752            1,075,887                    507,751                 356,073
                             -----------------      ---------------           ----------------      ------------------

Other Income (Expense)                (166,925)             (63,715)                    (1,228)                (18,575)
                             -----------------      ---------------           ----------------      ------------------

Income Before Income Taxes           3,106,827            1,012,172                    506,523                 337,498
                             -----------------      ---------------           ----------------      ------------------

Income Taxes                         1,197,801              383,343                    193,555                 138,268
                             -----------------      ---------------           ----------------      ------------------

Net Income                         $ 1,909,026          $   628,829                 $  312,968              $  199,230
                             =================      ===============           ================      ==================

Weighted Average Number of
 Common Shares Outstanding
 During Period (post split)          5,793,433            5,718,060                  5,834,184               5,713,596
                             =================      ===============           ================      ==================

Earnings Per Share                       $0.33                $0.11                      $0.05                   $0.03
                             =================      ===============           ================      ==================


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